UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Vital Images, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VITAL IMAGES, INC.

5850 Opus Parkway, Suite 300

Minnetonka, Minnesota 55343

(952) 487-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2009

To the Shareholders of Vital Images, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Vital Images, Inc., a Minnesota corporation (the “Company”), which will be held on Thursday, May 14, 2009, at 1:00 p.m. (Minneapolis, Minnesota time), at the Company’s headquarters, 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota, for the following purposes:

1.                                      To elect seven Directors of the Company for the coming year;

2.                                      To ratify the appointment by the Audit Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009; and

3.                                      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Only holders of record of the Company’s common stock at the close of business on March 16, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  If an insufficient number of votes is present for a quorum or is cast to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to allow further solicitation of proxies by the Company.

Each of you is invited to attend the Annual Meeting in person, if possible.  Whether or not you plan to attend the Annual Meeting, the Company urges you to vote as soon as possible. Shareholders may vote their shares over the Internet or via a toll-free telephone number. If a shareholder received a paper copy of a proxy card or voting instruction card by mail, that shareholder may submit the shareholder’s proxy or voting instruction card by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided. If a shareholder attends the Annual Meeting, that shareholder will have the right to revoke the proxy and vote the shareholder’s shares in person. For specific instruction on how to vote shares, please refer to the section heading “Voting and Revocation of Proxy” in the accompanying proxy statement.

By Order of the Board of Directors

Michael H. Carrel, President and Chief Executive Officer

April 2, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING,

PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, IF YOU RECEIVED

A PAPER COPY OF THE PROXY CARD, OR VOTE BY TELEPHONE OR THROUGH THE

INTERNET AS INSTRUCTED ON THE PROXY CARD.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS

FOR THE VITAL IMAGES, INC.

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2009

This notice, the accompanying proxy statement and the Company’s 2008 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, are available at the Company’s website at http://www.vitalimages.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Important Notice Regarding the Availability of Proxy Materials that you receive in connection with this notice and the accompanying proxy statement.

i

VITAL IMAGES, INC.

5850 Opus Parkway, Suite 300

Minnetonka, Minnesota 55343

(952) 487-9500

PROXY STATEMENT

SOLICITATION OF PROXIES

The enclosed proxy is solicited by and on behalf of the Board of Directors of Vital Images, Inc., a Minnesota corporation (“Vital Images” or the “Company”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s headquarters, 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota, on Thursday, May 14, 2009, at 1:00 p.m. (Minneapolis, Minnesota time), and any adjournment of the Annual Meeting.  This Proxy Statement and the accompanying form of proxy are being made available to shareholders on the Internet or are being mailed to shareholders beginning on or about April 2, 2009.

The Company will bear all costs and expenses of preparing, assembling and mailing the proxy materials and soliciting proxies for the Annual Meeting, will arrange with brokerage houses and other custodian nominees and fiduciaries to send proxies and proxy materials to their principals, and will reimburse them for their expense in so doing.  Proxies may be solicited by telephone, facsimile or personally.

VOTING AND REVOCATION OF PROXY

Shareholders Entitled to Vote; Record Date

Only holders of record of the Company’s common stock at the close of business on March 16, 2009, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.  On the record date, 14,499,452 shares of the Company’s common stock were outstanding.  Each share of common stock entitles the holder of the share to one vote upon each matter to be presented at the Annual Meeting.

Notice of Internet Availability of Proxy Materials

The Company is making proxy materials for the Annual Meeting available over the Internet. Therefore, the Company is mailing to the majority of its shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials.  The notice is entitled “Important Notice Regarding the Availability of Proxy Materials.”  All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice.  The Company’s proxy materials may also be accessed on the Company’s website at http://www.vitalimages.com by selecting “Investors” and then “Proxy Materials.”  The Company is providing some of its shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

Voting Shares and Revoking Proxy

Each proxy returned to the Company will be voted according to the instructions on the proxy.  If no instructions are indicated, the shares will be voted (i) for the election of the nominees for the Board of Directors named in this Proxy Statement, and (ii) for the ratification of the appointment by the Audit Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.  Although the Board of Directors knows of no other matters to be presented at the Annual Meeting or any adjournment or postponement of the Annual Meeting, all proxies returned to the Company will be voted on any such matter according to the judgment of the proxy holders.

Instead of submitting a signed proxy card, shareholders may submit their proxies by telephone or through the Internet using the control number and instructions on the proxy card.  Telephone and Internet proxies must be used in compliance with, and will be subject to, the information and terms contained on the proxy card.  These procedures may not be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian.

Any proxy for the Annual Meeting may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by:

•                      giving written notice of such revocation to the Secretary of the Company,

•                      submitting a proxy bearing a later date,

•                      attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy), or

•                      voting by telephone or via the Internet after your prior telephone or Internet vote.

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present in person or by proxy before action may be taken at the Annual Meeting.  In general, for matters other than the election of Directors, the shareholders of the Company may take action by the affirmative vote of the holders of the greater of a majority of the voting power of the shares present and entitled to vote on a particular item of business, or a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum.  However, Directors are elected by a plurality vote of the voting power of the shares present and entitled to vote.  If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter.  If a signed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

PROPOSALS OF SHAREHOLDERS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy solicitation material for the Annual Meeting of Shareholders to be held in 2010 must set forth such proposal in writing and file it with the Secretary of the Company no later than December 2, 2009, the date that is 120 days before April 2, 2010.  Further, pursuant to Rule 14a-4, if a shareholder fails to notify the Company of a proposal before February 16, 2010, the date that is 45 days before April 2, 2010, such notice will be considered untimely, and management proxies may use their discretionary voting authority to vote on any such proposal.

OTHER BUSINESS

At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, the individuals named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

FINANCIAL INFORMATION

The Company’s 2008 Annual Report to Shareholders including, but not limited to, the consolidated balance sheets as of December 31, 2008 and 2007 and the related consolidated income statements, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008, accompanies these materials.  A copy of the 2008 Annual Report to Shareholders may be obtained without charge upon request to the Company.  The 2008 Annual Report to Shareholders can also be accessed on the Company’s website at http://www.vitalimages.com by selecting “Investors,” then “Financial Info & Filings” and then “Annual Reports.”  In addition, the Company will provide without charge to any shareholder, upon the shareholder’s written request, a copy of its Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.  Requests should be directed to Investor Relations, Vital Images, Inc., 5850 Opus Parkway, Suite 300, Minnetonka, Minnesota 55343.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth, as of February 28, 2009 (except as otherwise expressly indicated), certain information regarding the beneficial ownership of shares of common stock of the Company by (i) each person or entity who is known by the Company to own more than 5% of the Company’s common stock, (ii) each Director or nominee for Director of the Company, (iii) each person listed in the Summary Compensation Table and (iv) all Directors, nominees and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Outstanding Shares (2)

5% Beneficial Owners:

Royce & Associates, LLC	1,217,800	(3)	8.36%

Eagle Asset Management, Inc.	1,157,660	(4)	7.95%

T. Rowe Price Associates, Inc.	1,081,144	(5)	7.42%

Lord, Abbett & Co. LLC	967,610	(6)	6.64%

Dimensional Fund Advisors LP	913,790	(7)	6.27%

Capital Research Global Investors	792,000	(8)	5.44%

Executive Officers and Directors:

James B. Hickey, Jr.	69,500	(9)	*
Michael H. Carrel	241,022	(10)	1.65%
Gregory J. Peet	33,000	(11)	*
Richard W. Perkins	106,000	(12)	*
Douglas M. Pihl	100,525	(13)	*
Michael W. Vannier, M.D.	70,000	(14)	*
Sven A. Wehrwein	62,000	(15)	*
Jay D. Miller	231,933	(16)	1.59%
Peter J. Goepfrich	61,817	(17)	*
Steven P. Canakes	110,914	(18)	*
Reza Ghanbari, Ph.D.	15,000	(19)	*
Vikram Simha	15,000	(19)	*
Philip I. Smith	10,934	(20)	*
Susan A. Wood, Ph.D.	114,049	(21)	*
All Directors and executive officers as a group (14 persons, consisting of those named above)	1,241,694	(22)	8.52%

*              Less than one percent.

(1)                    Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.  The individuals holding shares subject to restricted stock awards have the power to vote but not the power to dispose of such shares.

(2)                    Based on 14,567,291 shares outstanding as of February 28, 2009.  Such number does not include 2,356,459 shares of common stock subject to stock options outstanding as of February 28, 2009.  Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person(s) on February 28, 2009 or within 60 days of February 28, 2009 upon the exercise of stock options.

(3)                    Reflects information as of December 31, 2008 derived from Amendment No. 1 to Schedule 13G filed with the Securities Exchange Commission (“SEC”) by Royce & Associates, LLC on January 30, 2009. As set forth in the Schedule 13G, as amended, Royce & Associates, LLC has sole voting and dispositive power as to 1,217,800 shares. The principal business address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(4)                    Reflects information as of December 31, 2008 derived from a Schedule 13G filed with the SEC by Eagle Asset Management, Inc. on January 26, 2009. As set forth in the Schedule 13G, Eagle Asset Management, Inc. has sole voting and dispositive power as to 1,157,660 shares. The principal business address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, Florida 33716.

(5)                    Reflects information as of December 31, 2008 from Amendment No. 3 to Schedule 13G filed with the SEC by T. Rowe Price Associates, Inc. on February 12, 2009. As set forth in the Schedule 13G, as amended, T. Rowe Price Associates, Inc. has sole voting power as to 117,600 shares and sole dispositive power as to 1,081,144 shares. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)                    Reflects information as of December 31, 2008 derived from Amendment No. 1 to Schedule 13G filed with the SEC by Lord, Abbett & Co. LLC on February 13, 2009. As set forth in the Schedule 13G, as amended, Lord, Abbett & Co. LLC has sole voting power as to 821,784 shares and sole dispositive power as to 967,610 shares. The principal business address of Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, New Jersey 07302.

(7)                    Reflects information as of December 31, 2008 from a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2009. As set forth in the Schedule 13G, Dimensional Fund Advisors LP has sole voting power as to 865,738 shares and sole dispositive power as to 913,790 shares. Dimensional Fund Advisors LP (“Dimensional”), an investment advisor, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities that are owned by the Funds, and may be deemed to be the beneficial owner securities held by the Funds. All securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)                    Reflects information as of December 31, 2008 derived from Amendment No. 3 to Schedule 13G filed with the SEC by Capital Research Global Investors, a division of Capital Research and Management Company, on February 17, 2009. As set forth in the Schedule 13G, as amended, Capital Research Global Investors has sole voting and dispositive power as to 792,000 shares. The principal business address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(9)                    Includes 48,000 shares that Mr. Hickey has the right to acquire upon the exercise of stock options.

(10)              Includes 219,760 shares that Mr. Carrel has the right to purchase upon the exercise of stock options and 1,600 shares subject to a restricted stock award.

(11)              Includes 23,000 shares that Mr. Peet has the right to acquire upon the exercise of stock options. The 10,000 shares that Mr. Peet holds are subject to a margin account.

(12)              Includes 5,000 shares held by the Perkins Foundation, 7,500 shares held by the Perkins Capital Management, Inc. Profit Sharing Plan and 57,500 shares held by various trusts of which Mr. Perkins is the sole trustee. Also includes 36,000 shares Mr. Perkins has the right to purchase upon the exercise of stock options. Mr. Perkins disclaims beneficial ownership over 461,334 shares held in client accounts at Perkins Capital Management, Inc.  Perkins Capital Management, Inc. has sole investment power over the 461,334 shares and sole voting power over 109,114 shares

(13)              Includes 36,000 shares that Mr. Pihl has the right to acquire upon the exercise of stock options.  Excludes shares held by Mr. Pihl’s spouse, as to which Mr. Pihl disclaims beneficial ownership.

(14)              Includes 36,000 shares that Dr. Vannier has the right to acquire upon the exercise of stock options.

(15)              Includes 36,000 shares that Mr. Wehrwein has the right to acquire upon the exercise of stock options.

(16)              Includes 38,593 shares held upon termination on May 15, 2008, the date Mr. Miller ended service as a Director of the Company.  Also includes 12,800 shares acquired upon the cash exercise of options from May 16, 2008 through February 28, 2009, and 180,540 shares as of February 28, 2009 that Mr. Miller had the right to acquire upon the exercise of stock options.

(17)              Includes 60,190 shares that Mr. Goepfrich has the right to acquire upon the exercise of stock options and 925 shares subject to a restricted stock award.

(18)              Includes 84,580 shares that Mr. Canakes has the right to acquire upon the exercise of stock options and 2,800 shares subject to restricted stock awards.

(19)              Consists of 15,000 shares subject to a restricted stock award.

(20)              Consists of 10,934 shares held upon termination on July 31, 2008, the date Mr. Smith separated from his position as Executive Vice President — Corporate Development.

(21)              Consists of 12,409 shares held upon termination on May 15, 2008 and 101,640 shares as of December 31, 2008 that Dr. Wood had the right to acquire upon the exercise of stock options.  Dr. Wood separated from her position as Executive Vice President — Marketing on December 4, 2008.

(22)              Includes 861,710 shares that all Directors and executive officers as a group have the right to acquire upon the exercise of stock options and 35,325 shares subject to restricted stock awards.

ELECTION OF DIRECTORS

(Proposal 1)

The business and affairs of the Company are managed under the direction of its Board of Directors.  Directors of the Company are elected annually to serve until the next annual meeting of shareholders until their successors are duly elected and qualify or until their earlier resignation, death or removal.  The Board has nominated the seven individuals named below to serve as Directors of the Company, and the shareholders will be asked at the Annual Meeting to elect such individuals as Board members.  Unless authority is withheld, all proxies received in response to this solicitation will be voted for the election of the nominees named below.  Each of the nominees named below is now a Director of the Company and has served continuously as a Director since the month and year indicated.  All nominees have indicated a willingness to serve if elected.  If any nominee becomes unable to serve before the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named in the proxy.

Name	Positions with the Company	Age	Director Since
James B. Hickey, Jr.	Chair of the Board	55	May 1998
Michael H. Carrel	Director, President and Chief Executive Officer	38	January 2008
Gregory J. Peet	Director	55	July 2005
Richard W. Perkins	Director	78	May 1997
Douglas M. Pihl	Director	69	May 1997
Michael W. Vannier, M.D.	Director	60	December 1997
Sven A. Wehrwein	Director	58	May 1997

Shareholder Approval

The affirmative vote of a plurality of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required for the election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AS SET FORTH ABOVE.

INFORMATION CONCERNING DIRECTORS,
NOMINEES AND EXECUTIVE OFFICERS

Directors and Nominees

The following discussion sets forth certain information concerning the individuals nominated by the Board of Directors to serve as Directors of the Company.

James B. Hickey, Jr., has been a Director of the Company since May 1998 and Chair of the Board of Directors since September 2008.  Mr. Hickey is currently a private investor.  From December 2005 to November 2008, Mr. Hickey was President and Chief Executive Officer and a Director of Myocor, Inc., a clinical-stage medical device company whose products are focused in the cardiac surgery and interventional cardiac markets. From October 2001 through July 2005, he was President, Chief Executive Officer and a Director of Pulmonetic Systems, Inc., a privately-held manufacturer of medical devices in the respiratory/pulmonary markets.

Michael H. Carrel has been President and Chief Executive Officer and a Director of Vital Images since January 2008. He served as Chief Operating Officer and Chief Financial Officer from May 2005 until January 2008. Mr. Carrel was part-time Interim Chief Financial Officer of Vital Images from January 2005 until May 2005. From January 1, 2005 until May 2005, he was employed as Senior Vice President of Strategy and Business Development of Technology Solutions Company (“TSC”), a publicly-held technology consulting company. Mr. Carrel was President and Chief Executive Officer of Zamba Corporation (“Zamba”), a publicly-held customer relationship management company, from July 1, 2004 until December 31, 2004, when Zamba was acquired by TSC. Mr. Carrel served as Executive Vice President of Zamba from October 2000 until July 1, 2004, its Vice President from October 1998 to October 2000, and its Chief Financial Officer from October 1998 until December 31, 2004. He also served as Chief Financial Officer of NextNet Wireless, Inc., a privately-held provider of non-line-of-sight plug and play broadband wireless access systems, from October 1, 2003 through March 31, 2004, when it was sold to Clearwire Corporation.

Gregory J. Peet has been a Director of the Company since August 2005. Since July 2004, his occupation has been independent corporate director.  From July 2002 until June 2004, he was Vice President and General Manager of the McKesson Medical Imaging Group of McKesson Corporation.  From 1993 until its acquisition by McKesson Corporation in 2002, he served with A.L.I. Technologies Inc., a leading medical image management solutions provider and picture archiving communications systems (PACS) vendor, most recently as its President, Chief Executive Officer and Chairman. Mr. Peet also serves as a Director of Vigil Health Solutions, Inc. (Chairman), a public company listed on the Toronto Stock Exchange, and as a Director of Contigo Systems, Inc. (Chairman), Cogent Health Solutions, Inc. and Conasys Consumer Assurance Systems Inc., which are privately-held.  In December 2005, Mr. Peet was appointed as the Co-Chair of the Premier’s Technology Council, which was established in August 2001 to advise the government on issues related to the advancement and application of technology in British Columbia.

Richard W. Perkins has been a Director of the Company since May 1997.  He has served as President, Chief Executive Officer and a Director of Perkins Capital Management, Inc., an investment management firm, since 1984.  Mr. Perkins also serves on the Board of Directors of the following public companies: China Nuvo Solar Energy, Inc., Nortech Systems, Inc. and Synovis Life Technologies, Inc.  In addition, Mr. Perkins serves as a Director of several privately-held companies.

Douglas M. Pihl has been a Director of the Company since May 1997. He also served as Chair of its Board of Directors from December 1997 to September 2008, and he was its interim Chief Executive Officer from February 1998 to December 1999.  Mr. Pihl has over 45 years of experience in the computer industry, with extensive responsibility in design, product planning and management. Since April 1997, Mr. Pihl has served as Chairman, Chief Executive Officer and President of MathStar, Inc., a publicly-held company that designs, develops and markets a new class of semiconductor integrated circuit, or chip, called field programmable object arrays.

Michael W. Vannier, M.D. has been a Director of the Company since December 1997.  Dr. Vannier has been a Professor of Radiology at the University of Chicago since May 2004.  He was the Head of the Department of Radiology at the University of Iowa from June 1996 to November 2000, and professor of radiology there from 1996 until April 2004.  Dr. Vannier was a special assistant to the Director of the National Cancer Institute from 2001 to 2003.

Sven A. Wehrwein has been a Director of the Company since May 1997.  He has more than 30 years of experience in corporate finance and investment banking.  Since 1999, he has provided financial consulting services to emerging growth companies.  Mr. Wehrwein also serves on the Board of Directors of the following public companies: Compellent Technologies, Inc., Image Sensing Systems, Inc., Synovis Life Technologies, Inc. and Uroplasty, Inc.  He received his master’s of science in management from the Sloan School at the Massachusetts Institute of Technology and is a certified public accountant (inactive).

Independent Directors

The Company’s Governance and Nominating Committee has determined that each of Dr. Vannier and Messrs. Pihl, Hickey, Perkins, Wehrwein and Peet are “independent,” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. (“NASDAQ”).  Accordingly, the Board is composed of a majority of independent Directors as required by the NASDAQ Marketplace Rules.

Board and Committee Meetings; Attendance of Board Members at Annual Meeting of Shareholders

During 2008, the Board of Directors met nine times and acted three times by written action.  Also during 2008, the Compensation Committee of the Board of Directors met six times, the Audit Committee of the Board of Directors met six times, and the Governance and Nominating Committee of the Board of Directors met five times.  The Board also had an Investment Committee, Strategy Committee, and an Independent Committee, which were discontinued during 2008.  All Directors attended at least 75% of the aggregate of all meetings of the Board and Committees on which they served during the year ended December 31, 2008.

It is the policy of the Board that each member of the Board should attend the Company’s annual meeting of shareholders whenever practical, and that at least one member of the Board must attend each annual meeting of shareholders.  The Company regularly schedules a Board meeting on the same day as the annual meeting of shareholders. All Directors being nominated to serve as Directors attended the annual meeting of shareholders held in 2008.

Board Committees

The Compensation Committee, with input from the Board of Directors, reviews and approves salaries, compensation and benefits of executive officers and senior management of the Company and administers the Company’s 2006 Long-Term Incentive Plan.  In addition to the meetings and actions of the Compensation Committee described above, the entire Board of Directors discussed and reviewed compensation issues throughout the year at its regular meetings.  The current members of the Compensation Committee are Gregory J. Peet (Chair), James B. Hickey, Jr. and Douglas M. Pihl.  Messrs. Peet and Hickey were members of the Compensation Committee throughout 2008, and Mr. Pihl joined the Committee on September 1, 2008.  Directors Michael W. Vannier, M.D. and Sven A. Wehrwein were members of the Committee through August 31, 2008.  The Governance and Nominating Committee has determined that all members of the Compensation Committee are “independent,” as that term is defined in Rule 4200(a)(15) of NASDAQ’s Marketplace Rules.

The Audit Committee oversees the accounting and financial reporting processes and audits of the financial statements of the Company and is responsible for selecting, evaluating and, when it deems it to be appropriate, replacing the Company’s independent registered public accounting firm.  The Audit Committee assists the Board in fulfilling its oversight responsibilities for the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence, as well as accounting and reporting processes.  The Audit Committee reviews the internal and external financial reporting of the Company and reviews the scope of the independent audit.  The Audit Committee also reviews the activity in the Company’s investment portfolio, monitors compliance with the Company’s investment policy and assists management with the development of investment strategies.  It also oversees the Company’s Policy and Procedures with respect to Related Person Transactions.  The current members of the Audit Committee are Sven A. Wehrwein (Chair), James B. Hickey, Jr. and Richard W. Perkins.  The Company’s Board of Directors has determined that all members of the Audit Committee are independent under Rule 4200(a)(15) of NASDAQ’s Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”).  The Board has determined that Sven A. Wehrwein is qualified as an “audit committee financial expert,” as that term is defined in Item 401(h)(2)(i) of Regulation S-K.

The Governance and Nominating Committee is responsible for making recommendations to the full Board of Directors regarding candidates for election to the Board and for overseeing the Company’s Code of Business Conduct and Ethics.  It determines the independence of all Directors under Rule 4200(a)(15) of NASDAQ’s Marketplace Rules and at least annually develops a succession plan for the Company’s Chief Executive Officer.  The Governance and Nominating Committee also oversees annual review of the performance of the Board of Directors and the individual Directors.  The current members of the Governance and Nominating Committee are Richard W. Perkins (Chair), Michael W. Vannier, M.D., and Sven A. Wehrwein.  Mr. Perkins was a member of the Governance and Nominating Committee throughout 2008, and Dr. Vannier and Mr. Wehrwein joined the Committee on September 1, 2008.  Directors James B. Hickey, Jr. and Douglas M. Pihl were members of the Committee through August 31, 2008.

The charters for the Compensation Committee, Audit Committee and Governance and Nominating Committee can be accessed on the Company’s website at http://www.vitalimages.com by selecting “Investors,” then “Corporate Governance,” then “Governance Documents” and then the charters under “Committee Charters.”

Executive Sessions of the Board

The Board has formally adopted a policy of meeting in executive session, with only independent Directors being present, on a regular basis and at least two times each year.  During 2008, the Board met in executive session six times.

Code of Business Conduct and Ethics

The Company has a Code of Business Conduct and Ethics that applies to all Directors, officers and employees of the Company, and it can be found on the Company’s website at http://www.vitalimages.com by selecting “Investors,” then “Corporate Governance,” then “Governance Documents” and then “Code of Business Conduct and Ethics” under “Governance Documents.”  The Governance and Nominating Committee of the Board is responsible for overseeing the code.  In accordance with NASDAQ’s Marketplace Rules, any waivers of the code for Directors and executive officers must be approved by the Company’s Board of Directors.

Policy and Procedures with Respect to Related Person Transactions

On March 7, 2007, the Company’s Board of Directors adopted the Company’s written Policy and Procedures with Respect to Related Person Transactions, which the Audit Committee oversees.  Under the policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant and the amount involved exceeds $50,000, and in which any “related person” had, has or will have a direct or indirect material interest.  The policy generally defines a “related person” as a Director, executive officer or beneficial owner of more than 5% of any class of the Company’s voting securities and any immediate family member of any of the foregoing persons.

Under the policy, the related person; the Director, executive officer or beneficial owner who is an immediate family member of the related person; or the head of the business unit that is responsible for a potential related person transaction must notify the Company’s general counsel of facts and circumstances involved in the potential related person transaction.  If the general counsel determines that the transaction is a related person transaction, he must submit it to the Audit Committee or the Chair of the Audit Committee for review and, if appropriate, approval.  The policy provides that, on an annual basis, the Audit Committee shall review any previously approved related person transaction that is ongoing.  The policy also provides that proposed charitable contributions or pledges of charitable contributions by the Company in the amount of at least $10,000 that would otherwise qualify as a related person transaction are subject to prior review by the Audit Committee or the Chair of the Audit Committee.

Policy with Respect to Board Service

The Board has adopted a policy that no Director may serve on the board of directors of more than six public companies, including Vital Images.

Qualifications of Candidates for Election to the Board

The Company’s Directors take a critical role in guiding the Company’s strategic direction, and they oversee the management of the Company.  Many of the Directors have served as Directors since or soon after the Company became a publicly-held company in May 1997.  See “Election of Directors.”  When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the Board of Directors of other companies, concern for the long-term interests of the shareholders, financial literacy and personal integrity in judgment.  The Governance and Nominating Committee and the Board seek to attract and attain highly qualified Directors who have sufficient time to attend to their duties and responsibilities to the Company.  Recent developments in the economy, as well as to corporate governance and financial reporting, have resulted in an increased demand for such highly-qualified and productive public company Directors.

The Governance and Nominating Committee and the Board have established the following minimum requirements for Director candidates: being able to read and understand fundamental financial statements; having at least 10 years of relevant business experience; having no identified conflicts of interest as a prospective Director of the Company; having not been convicted in a criminal proceeding other than traffic violations; and being willing to comply with the Company’s Code of Business Conduct and Ethics.  The Governance and Nominating Committee retains the right to modify these minimum qualifications from time to time.  Exceptional candidates who do not meet all of these criteria still may be considered.

Process for Identifying and Evaluating Candidates for Election to the Board

The Governance and Nominating Committee reviews the qualifications and backgrounds of the Directors, as well as the overall composition of the Board of Directors, and recommends to the full Board of Directors the individuals to be nominated for election at each annual meeting of shareholders of the Company.  In the case of incumbent Directors, the Governance and Nominating Committee reviews such Directors’ overall service to the Company, including the number of meetings attended, level of participation, quality of performance, and whether the Director continues to meet the applicable independence standards.  For any new Director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance and Nominating Committee determines whether the candidate meets the applicable independence standards and the level of the candidate’s financial expertise.  Any new candidates will be interviewed by the Governance and Nominating Committee.  The full Board will approve the final nominations.  The Chair of the Board, acting on behalf of the full Board, will extend the formal invitation to become a nominee of the Board of Directors.

Shareholder Nominations

Shareholders may nominate Director candidates for consideration by the Governance and Nominating Committee by writing to Mr. Ian L. Nemerov, the Company’s Secretary, and providing to the Secretary the candidate’s name, biographical data and qualifications, including five-year employment history with employer names, a description of the employer’s business, and all other information relating to such nominee that is required to be disclosed by Schedule 14A under the Exchange Act; other Board memberships (if any); and such other information as is reasonably available and sufficient to enable the Governance and Nominating Committee to evaluate the minimum qualifications stated above under the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Qualifications of Candidates for Election to the Board.”  The submission must be accompanied by a written consent of the individual being named in the proxy statement to be a nominee and to serve as a Director if elected by the shareholders.  The submission must also include the name, address and number of shares of the Company’s common stock owned by each shareholder submitting the nomination.  Written notice must be given at least 120 days before the date of the next annual meeting of shareholders.  If a shareholder nominee is eligible, and if the nomination is proper, the Governance and Nominating Committee then will deliberate and make its recommendation to the Board of Directors.

The Governance and Nominating Committee will not change the manner in which it evaluates candidates, including the applicable minimum criteria set forth above, based on whether the candidate was recommended by a shareholder.

Communications with the Board

Shareholders can communicate directly with the Board, or with any Committee of the Board, by writing to Mr. Ian L. Nemerov at the Company’s address, by calling Mr. Nemerov at (952) 487-9500 or by contacting him via

e-mail at boardofdirectors@vitalimages.com.  All communications will be reviewed by management and then forwarded to the appropriate Director or Directors or to the full Board, as appropriate.

Director Compensation

Compensation for the non-employee directors is set by the Compensation Committee. Key considerations in determining director compensation are for a meaningful portion of director compensation to be in the form of stock options, to align directors’ long-term interests with those of shareholders, and for the compensation program to be simple and transparent.  Effective as of September 1, 2008, the Compensation Committee adjusted the cash component of director compensation, so that compensation was after that date paid on a retainer basis, and meeting fees were discontinued.

The following table sets forth information about the compensation paid by the Company to and earned by its non-employee Directors for the year ended December 31, 2008:

DIRECTOR COMPENSATION TABLE — 2008

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards (3)		Total Compensation
James B. Hickey, Jr.	$59,751	$87,026	(4)(5)	$146,777
Gregory J. Peet	43,084	53,591	(4)(5)	96,675
Richard W. Perkins	44,000	105,408	(4)(5)	149,408
Douglas M. Pihl	33,084	105,408	(4)(5)	138,492
Michael W. Vannier, M.D.	30,750	107,055	(4)(5)	137,805
Sven A. Wehrwein	52,083	105,408	(4)(5)	157,491

(1)

As an employee of the Company, Jay D. Miller, who resigned as the Company’s President and Chief Executive Officer on January 9, 2008, and from the Board of Directors on May 15, 2008, received no Director fees from the Company during 2008 and thus is not included in the table.

(2)	Consists of fees earned in 2008 and paid in either 2008 or 2009.

(3)

The value of the stock options is the expense amount for options that the Company recognizes for financial reporting purposes under Statement of Financial Accounting Standard (“SFAS”) No. 123(R). Refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical accounting policies and estimates — Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used in calculating the expense under SFAS No. 123(R). This portion of the Annual Report on Form 10-K is included in our 2008 Annual Report to Shareholders.

(4)

On June 4, 2008, under the 2006 Long-Term Incentive Plan, Messrs. Hickey, Peet, Perkins, Pihl and Wehrwein each received an automatic stock option award with a grant date fair value of $52,691 (9,000 shares), and Dr. Vannier received an automatic stock option award with a grant date fair value of $29,273 (5,000 shares). The grant date fair values were computed in accordance with SFAS No. 123(R).

(5)

As of December 31, 2008, the following non-employee Directors had outstanding options to purchase the following number of shares of the Company’s common stock, which had been granted under the Vital Images, Inc. 1997 Director Stock Option Plan and the 2006 Long-Term Incentive Plan: Mr. Hickey (57,000 shares, of which options to purchase 48,000 shares were exercisable), Mr. Peet (32,000 shares, of which options to purchase 23,000 shares were exercisable), Mr. Perkins (45,000 shares, of which options to purchase 36,000 shares were exercisable), Mr. Pihl (45,000 shares, of which options to purchase 36,000 shares were exercisable), Dr. Vannier (41,000 shares, of which options to purchase 36,000 shares were exercisable), and Mr. Wehrwein (45,000 shares, of which options to purchase 36,000 shares were exercisable).

Non-employee Director Fees.  Through August 31, 2008, each non-employee Director received an annual retainer of $16,000, and the following Chairs received the following additional annual retainers:

•                          Chair of the Board: $6,000;

•                          Chair of the Audit Committee: $5,000;

•                          Chair of the Compensation Committee: $4,000;

•                          Chair of the Governance and Nominating Committee: $3,000;

•                          Chair of the Investment Committee: $3,000; and

•                          Chair of the Strategy Committee: $3,000.

In addition, non-employee Board members received the following meeting fees for meetings attended:

	Chairs	Other Members
Board of Directors	$1,250	$1,250
Audit Committee	1,750	1,000
Compensation Committee	1,500	750
Governance and Nominating Committee	1,250	500
Investment Committee	1,250	500
Strategy Committee	750	500

Non-employee Board members of the Independent Committee also received monthly fees for the months in which meetings were held. The Chair received $2,500 per month, and other members received $1,500 per month.  The Independent Committee members received fees for two months during 2008.

As of September 1, 2008, the annual retainers for service on the Board and each Committee were changed, and meeting fees were discontinued.  The following annual retainers were implemented, prorated for 2008 as of the September 1, 2008 effective date:

	Chairs	Other Members
Board of Directors	$24,000	$24,000
Audit Committee	12,000	12,000
Compensation Committee	12,000	8,000
Governance and Nominating Committee	6,000	4,000

Concurrently with these changes, the Strategy Committee was discontinued as a separate Committee. In addition, the Audit Committee assumed the responsibilities formerly performed by the Investment Committee, which was also discontinued.

1997 Director Stock Option Plan.  The Vital Images, Inc. 1997 Director Stock Option Plan (the “1997 Director Plan”) was adopted by the Board of Directors on March 19, 1997 and approved by the sole shareholder of the Company on May 1, 1997.  It automatically terminated on March 19, 2007, although options outstanding under the 1997 Director Plan on that date were not affected by the 1997 Director Plan’s termination.  The 1997 Director Plan was intended to assist the Company in attracting, motivating and retaining well-qualified individuals to serve as Directors of the Company.  The 1997 Director Plan provided for both the automatic and discretionary grant of options.  The only individuals eligible to receive options under the 1997 Director Plan were members of the Board of Directors of the Company, and the only individuals eligible to receive automatic grants of options under the 1997 Director Plan were those Directors of the Company who were not employees of the Company.  The 1997 Director Plan provided that the total number of shares of the Company’s common stock that may be purchased upon the exercise of options could not exceed 500,000 shares, subject to adjustment as provided in the 1997 Director Plan.  The 1997 Director Plan was administered by the Board of Directors of the Company.

During the term of the 1997 Director Plan, all grants of stock options under the 1997 Director Plan and the amounts and terms of the options so granted were automatically determined under the 1997 Director Plan, and there were no discretionary grants of options under the 1997 Director Plan.  As such, the Board of Directors had no authority to determine the grant or terms of such automatic options.  Under the 1997 Director Plan, non-employee

Directors of the Company received automatic grants of stock options to purchase 18,000 shares on their initial election or appointment to the Board of Directors and on each third anniversary of their appointment to the Board so long as they were members of the Company’s Board.  On February 28, 2009, there were options to purchase 198,000 shares outstanding under the 1997 Director Plan, all of which were automatic options.

2006 Long-Term Incentive Plan.  On March 9, 2006, the Company’s Board of Directors adopted and, on May 4, 2006, the Company’s shareholders approved, the Vital Images, Inc. 2006 Long-Term Incentive Plan (the “2006 Plan”).  Throughout 2006, the provisions of the 2006 Plan providing for the automatic grant of options to non-employee Directors generally were the same as those of the 1997 Director Plan, although no options were granted under the 2006 Plan to non-employee Directors during 2006.  The 2006 Plan was amended by the Board of Directors on February 2, 2007 to change certain features of the automatic grants of options to non-employee Directors.  As amended on February 2, 2007, the 2006 Plan provides that when a non-employee Director is first elected or appointed to the Board, the Director will automatically receive an option to purchase a number of shares of common stock determined by multiplying 9,000 shares by a fraction, the numerator of which is the expected number of months until the next annual meeting of the Company’s shareholders and the denominator of which is twelve.  As amended on February 2, 2007, the 2006 Plan provides that beginning in 2008, each non-employee Director was to be automatically granted, on the day after the Company’s annual meeting of shareholders, an option to purchase 9,000 shares of common stock, with the exception of Michael W. Vannier, M.D., who was to receive an option to purchase 5,000 shares on such date in 2008.  In addition, the Compensation Committee and the Board of Directors approved the one-time grant under the 2006 Plan to James B. Hickey, Jr. and Gregory J. Peet on the day after the 2007 annual shareholders’ meeting of an option to purchase 12,000 shares and 5,000 shares, respectively, as a time cycle adjustment for them.  Beginning in 2009, each non-employee Director was to receive an annual automatic grant of an option to purchase 9,000 shares of common stock on the day after the annual shareholders’ meeting.  However, when at the conclusion of the Company’s stock repurchase program in early February 2009, the number of outstanding shares of Company common stock had been reduced from approximately 17.2 million shares to approximately 14.5 million shares, or approximately 15.7%, the Compensation Committee elected to eliminate the automatic grant for 2009 of an option to purchase 9,000 shares and instead authorized a grant to each non-employee Director of an option to purchase 7,600 shares, which is approximately 15.7% fewer shares, and for such option to be awarded on the day after the 2009 Annual Meeting.  All of these options will vest one year after the date of grant, have a term of five years, and have an exercise price equal to the closing price of the Company’s common stock as of the date of grant.

In addition to such automatic option grants, the 2006 Plan permits the Compensation Committee to make discretionary grants of stock options to any and all Directors, including non-employee Directors.  Upon the discretionary grant of options to the Company’s non-employee Directors under the 2006 Plan, the Compensation Committee will fix the number of shares of the Company’s common stock that the optionee may purchase upon exercise of the option and the exercise price at which the shares may be purchased.  The exercise price of such options cannot be less than the fair market value of the common stock at the time the option is granted.  Each option will be exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than five years after the date of grant.

All options granted to non-employee Directors under the 2006 Plan are non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.  Payment for shares upon exercise of any automatic or discretionary options granted to non-employee Directors under the 2006 Plan may be made in cash, in shares of Company’s common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an option and to deliver to the Company an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.  On February 28, 2009, Directors held 67,000 options to purchase shares under the 2006 Plan, all of which were automatically granted options, with the exception of the 2007 grants to Messrs. Hickey and Peet and the 2008 grant to Dr. Vannier.

Executive Officers

The following discussion sets forth information as of April 1, 2009 about the executive officers of the Company who are not Directors.

Name	Positions with the Company	Age	Officer Since
Peter J. Goepfrich	Chief Financial Officer and Treasurer	36	January 2008
Steven P. Canakes	Executive Vice President — Sales and International Operations	53	August 1998
Vikram Simha	Chief Technology Officer and Executive Vice President — Engineering	42	August 2008
Reza Ghanbari, Ph.D.	Executive Vice President — Strategy and Products	42	December 2008

Peter J. Goepfrich was named Chief Financial Officer in January 2008.  From March 2007 until January 2008, Mr. Goepfrich was Vice President — Finance and Accounting.  Previously, he was Senior Director of Finance from March 2005 to March 2007 and Controller from August 2004 to March 2005.  From September 1997 to August 2004, Mr. Goepfrich served in PricewaterhouseCoopers LLP’s Assurance and Business Advisory Services practice with a specialization in the audit of technology companies.  From December 1996 to August 1997, Mr. Goepfrich was assistant controller at Management Resource Initiatives, Inc., a consulting firm to emerging companies providing key infrastructure support.  Mr. Goepfrich is a certified public accountant (inactive).

Steven P. Canakes was named Executive Vice President — Sales and International Operations in March 2008.  He was Executive Vice President — Global Sales from September 2005 until March 2008.  Mr. Canakes was the Company’s Vice President-Sales from March 2000 until September 2005, its Vice President-U.S. Sales from August 1998 to March 2000 and its Director of U.S. Sales from March 1998 to August 1998.  From July 1996 to March 1998, Mr. Canakes was Vice President of Business Development for MedManagement, LLC in Plymouth, Minnesota.  From February 1994 to July 1996, he served as Vice President of Sales for Medintell Systems and Value Health Corporation, a Medintell Systems Division.  Before February 1994, Mr. Canakes was a CT Product Sales Manager for Picker International, Inc.

Vikram Simha was named Chief Technology Officer and Executive Vice President — Engineering in August 2008.  From August 2001 until July 2008, Mr. Simha held software engineering and software management positions at TeraRecon Inc., including service as Chief Technology Officer and Senior Vice President, 3D Engineering from December 2007 through July 2008 and as Vice President, 3D Engineering from June 2005 through December 2007. Mr. Simha was a software engineer and principal software engineer at Vital Images from 1994 to 1998.

Reza Ghanbari, Ph.D., was named Executive Vice President - Strategy and Products in December 2008.  Between August 2008 and December 2008, Dr. Ghanbari was a consultant to the Company.  Between August 2007 and August 2008, Dr. Ghanbari was a management consultant for technology and health care companies.  From November 2004 to August 2007, Dr. Ghanbari was a technology executive at UnitedHealth Group, most recently as Chief Technology Officer at Ingenix, a subsidiary of UnitedHealth Group that provides commercial software and information services to the healthcare industry. From January 2003 to November 2004, Dr. Ghanbari served as Chief Technology Officer for the Performance Marketing division of Yahoo! (part of Overture Services), where he was responsible for next-generation advertiser tools and services.  Dr. Ghanbari came to Overture/Yahoo! in January 2003 when it acquired Keylime Software, where Dr. Ghanbari served as Chief Technology Officer and senior vice president from February 2001 to January 2003.  Dr. Ghanbari has also held senior and executive level technology positions at Kinzan, MedData Healthcare Systems, Agouron Pharmaceuticals, and the Mayo Clinic.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers, and any persons holding more than 10% of the outstanding common stock of the Company to file reports with the Securities and Exchange Commission concerning their initial ownership of common stock and any subsequent changes in that ownership.  The Company believes the filing requirements were satisfied for 2008, with the exception of one Form 3 filing in August 2008 for Vikram Simha and one Form 4 filing in December 2008 for Gregory J. Peet, each of which was filed four days late.  In making this disclosure, the Company has relied solely on written representations of its Directors, executive officers and beneficial owners of more than 10% of its common stock and on copies of the reports that they have filed with the Securities and Exchange Commission.

Compensation Discussion and Analysis

Compensation Philosophy and Components

We compete in a competitive market for personnel, both for executives and for non-executive employees.  Desirable candidates for employment at Vital Images may also have attractive opportunities from many other employers, such as multi-national medical device companies, venture-backed or fast-growing medical device or technology companies, and academic research institutions.  Our long-term success depends on our ability to develop and market innovative solutions that improve the cost, quality and accessibility of healthcare, which is a very competitive market. To achieve our goals, it is critical that we be able to attract, motivate and retain highly talented individuals at all levels of the organization.

The Compensation Committee of our Board of Directors bases its executive compensation programs on the same objectives that guide the Company in establishing all of its compensation programs:

•                  Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance because they are more able to affect its results.

•                  Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•                  Compensation should reward performance, and the objectives of pay-for-performance and retention must be balanced.

•                  To be effective, performance-based compensation programs should measure the achievement of objectives that are critical for driving the success of the Company.

•                  Although compensation and benefit programs and individual pay levels will reflect differences in job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

•                  Except for benefits and programs that are available to all of our employees or a broad selection of our general employee population, our executives should receive few perquisites, if any, and those that are provided should receive specific approval and meet a defined business purpose. Perquisites for executives should be rare and limited to those that are important to the executive’s ability to safely and effectively carry out his or her responsibilities.

The Compensation Committee is responsible for assuring that compensation for our executives is consistent with our compensation philosophy.  The Compensation Committee reviews our compensation philosophy and trends in our industry to ensure that our executive compensation program is competitive and attracts and retains talented management, motivates our executives to achieve short- and long-range corporate objectives, and aligns the motivation and interests of the executives with the interests of our shareholders.

The Compensation Committee administers our equity-based compensation and management incentive programs and other compensation initiatives identified by the Board.  The Compensation Committee reviews and approves each executive’s base salary, bonus, and equity incentives annually, as well as our management incentive plan under which the executive officers may receive non-equity incentive compensation.

We view the various components of compensation as related but distinct.  Although the Compensation Committee does review and consider total compensation for each executive officer and for all executive officers as a group, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on the following factors:

•              internal equity and consistency;

•              the executive compensation paid by other companies with which we compete for executive talent;

•              individual performance, and

•              Company performance.

The Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

For 2008, our named executive officers were Michael H. Carrel, President and Chief Executive Officer after January 9, 2008, and Chief Operating Officer and Chief Financial Officer before that date; Jay D. Miller, President and Chief Executive Officer through January 9, 2008; Peter J. Goepfrich, Chief Financial Officer after January 9, 2008; Steven P. Canakes, Executive Vice President – Global Sales; Philip I. Smith, Executive Vice President – Corporate Development through July 31, 2008; Susan A. Wood, Ph.D., Executive Vice President – Product Marketing and Development through December 5, 2008; Vikram Simha, Chief Technology Officer and Executive Vice President – Engineering after August 6, 2008; and Reza Ghanbari, Ph.D.,  Executive Vice President – Strategy and Planning after December 10, 2008 (the “Named Executive Officers”).

Setting Executive Compensation

At the end of each calendar year, the members of the Compensation Committee hold several conversations to discuss the desired process and data to determine executive compensation for the following year.  These meetings continue through approximately the end of February and the President and Chief Executive Officer and the Chief Financial Officer participate in some, but not all, of the conversations.  During the 2008 review sessions, the Compensation Committee utilized a compensation consultant, Compensia, Inc. and analyzed information about market compensation for similar roles, based on comparisons with benchmark companies and information obtained by the members of the Compensation Committee while serving on boards of other companies.

In making decisions regarding elements and amounts of compensation, the Compensation Committee considers compensation paid to executive officers at similar levels and with similar experience and responsibility at public companies in our industry and region that it deems to be comparable in terms of revenue, market capitalization, complexity, number of employees and profitability.

The companies that comprised this peer group in 2008 were:

•	Amicas, Inc.	•	iCAD, Inc.,	•	Possis Medical
•	Bio-Imaging Technologies, Inc.	•	Merge Technologies, Inc.	•	SurModics, Inc.
•	Emageon, Inc.	•	Phase Forward, Inc.	•	Volcano Corporation
•	Given Imaging Ltd.

The Compensation Committee retained Compensia, Inc. in 2008 to provide independent advisory services regarding the compensation of the Company’s executive officers.  The charter for Compensia was to do the following:

•	Confirm compensation guiding principles and comparative framework;
•	Review current situation;
•	Review detailed executive compensation assessment and provide recommendations;
•	Motivate, attract and retain high-caliber executives who will achieve short- and long-range business objectives;

•                  Create a direct, meaningful link between business and team success and individual performance and rewards;

•                  Foster a sense of urgency and a strong pay-for-performance culture that provides market-leading compensation opportunities commensurate with outstanding performance; and

•                  Reward for superior execution of Company goals which support Company growth and create additional shareholder value.

Compensia also benchmarked the compensation of the executives at Vital Images against the compensation paid to similar officers in the peer group and provided recommendations for base salary and bonus percentages.  The Compensation Committee also reviewed compensation data from surveys prepared by Culpepper & Associates, Inc. and Radford Surveys & Consulting (which is part of AON Consulting, Inc.), focusing on companies with comparable revenue and in a similar industry and location as Vital Images. The Compensation Committee is also mindful of the effect of any percentage increases in executive compensation on all of our employees.  Information provided by the Compensation Committee’s independent consultant as well as survey information was used as a guideline by the Compensation Committee, but not a determining factor in determining compensation for the Named Executive Officers.  Mr. Carrel and Mr. Goepfrich were promoted to President and Chief Executive Officer and Chief Financial Officer, respectively, before the Compensation Committee retained Compensia, so the determination of their compensation was based upon the compensation provided to their predecessors in each position as well as the compensation practices at other companies for each position that have been observed by the members of the Compensation Committee.

Base Salary

Executive officers receive a base salary to compensate them for services rendered during each year.  Base salary is determined by assessing the executive’s sustained performance against his or her individual job responsibilities, including the impact of such performance on our business results, market data and comparisons to other Company officers.

Salary levels are considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility.  Increases in the salary of the President and Chief Executive Officer are determined by the Compensation Committee based on its assessment of his performance and his achievement of goals.  On January 9, 2008, Mr. Carrel replaced Mr. Miller as President and Chief Executive Officer.  Mr. Carrel’s base salary as President and Chief Executive Officer was increased to $310,000 from his prior salary of $255,000 in his former role as Chief Financial Officer and Chief Operating Officer.  In determining Mr. Carrel’s salary for 2008, the Compensation Committee set it at an amount that was $35,000 less than the amount paid to Mr. Miller, Mr. Carrel’s predecessor as President and Chief Executive Officer.  The Compensation Committee also reviewed salary data from comparable companies, salary surveys from Culpepper and Radford, salary history, past performance, and the Company’s historical performance.  Merit-based increases in the salaries of other executive officers are based on the assessment by the President and Chief Executive Officer and the Compensation Committee of his or her overall performance and by achievement of each individual’s objectives.  For determining the base salary of our other executive officers, the Compensation Committee weighed similar factors as it considered for our President and Chief Executive Officer – comparable companies, Company and executive performance, external salary surveys, and our desire to align the interests of our executive officers and promote teamwork among them, as well as the recommendations of its outside advisor, Compensia, Inc.

Bonus

Bonuses to executive officers are determined and paid under the management incentive plan established each year.  Payments under the annual management incentive plan are tied to the level of achievement of annual performance targets by our executives.  These targets are based on our annual budget as approved by the Board of Directors.  An executive’s annual incentive opportunity is based upon a percentage of his or her base salary.  The management incentive plan under which bonuses are determined and paid consists of two major components that we believe will have the most positive effect on shareholder value – corporate performance and personal performance.

For 2008, we based the corporate performance portion of the management bonus upon achievement as measured by two financial performance criteria and three company objectives, which are the following:

•                  revenue as determined in accordance with generally accepted accounting principles, consistently applied, or “GAAP”;

•                  income before taxes, interest, depreciation, amortization and equity-based compensation, which we refer to as “adjusted EBITDA;”

•                  the percentage of our worldwide customers that are maintenance and support customers;

•                  our performance in an industry survey of customer satisfaction; and

•                  achievement of product development results.

The targeted bonus for each Named Executive Officer for 2008 was the following percentages of his or her base salary:

Michael H. Carrel	President and Chief Executive Officer	65%
Jay D. Miller	Former President and Chief Executive Officer	Not eligible
Peter J. Goepfrich	Chief Financial Officer	50%
Steven P. Canakes	Executive Vice President – Sales and International Operations	75%
Vikram Simha	Chief Technology Officer and Executive Vice President – Engineering	35%
Reza Ghanbari, Ph.D.	Executive Vice President – Strategy and Products	35%
Susan A. Wood, Ph.D.	Former Vice President – Marketing and Product Development	50%*
Philip I. Smith	Former Vice President – Corporate Development	50%*

*Dr. Wood and Mr. Smith separated from employment on December 4, 2008 and July 31, 2008, respectively, and did not receive bonuses for performance in 2008.

In 2008, the Compensation Committee increased Mr. Carrel’s target bonus percentage to 65% of base salary from 50% in 2007 to reflect the increase in his responsibilities in connection with his promotion to President and Chief Executive Officer from Chief Financial Officer and Chief Operating Officer.   Mr. Miller, who was President and Chief Executive Officer until January 8, 2008, was not eligible for a bonus for performance in 2008.  The bonus target percentage afforded to Mr. Carrel was the same as previously afforded to Mr. Miller.  After reviewing the benchmark compensation information provided by its outside consultant and considering the collective experience of the individual members of the Compensation Committee, the Compensation Committee decided to increase the target bonus percentage for Mr. Canakes to 75% of base salary, to bring it in line with similar roles at other companies.  For similar reasons, the Compensation Committee maintained the 50% target bonus percentage for Mr. Goepfrich, Dr. Wood and Mr. Smith.  When Mr. Simha and Dr. Ghanbari joined to Company, in August 2008 and December 2008, respectively, the Compensation Committee reviewed marketplace trends since the review performed by its outside consultant and determined to award each of them a target bonus percentage of 35% of base salary.  In 2008, the following percentages of potential bonus for each Named Executive Officer was based on achievement of the following goals:

	Executive Vice President – Global Sales (Steven P. Canakes)	All Other Named Executive Officers (Michael H. Carrel, Peter J. Goepfrich, Vikram Simha, Reza Ghanbari, Ph.D., Philip I. Smith and Susan A. Wood, Ph.D.)
Revenue Objective	50%	35%
Adjusted EBITDA Objective	15%	25%
Maintenance Objective	10%	10%
Customer Satisfaction Objective	10%	10%
Product Development Objective	10%	10%
Personal Objectives	5%	10%
TOTAL	100%	100%

The Compensation Committee chose the financial performance objectives of revenue and adjusted EBITDA because it believed they are objective and well-known measures, and because the Compensation Committee believed that achievement of the objectives would directly benefit the shareholders.  The maintenance objective was chosen because management and the Compensation Committee believed that focus on the percentage of customers who remain on maintenance and support would provide long-term value to the Company.  The customer satisfaction objective was based upon a third party industry survey, chosen because of the desire of management and the Compensation Committee to drive corporate activities related to customer satisfaction, and the product development objective was chosen because management and the Compensation Committee wished to develop specific technologies.

Each performance objective has minimum achievement levels and maximum potential bonuses for overachievement.  Results below the minimum achievement levels will result in no bonus for that objective.  After the minimum is obtained, actual results within an achievement range will be interpolated until the maximum potential bonus is achieved.

Our 2008 corporate performance measurement amounts for all objectives were the same for all of our Named Executive Officers.  In 2008, the Compensation Committee set the objectives so that achievement of each goal would result in a payout of 75% of the bonus amount that could be earned for that objective, which would require overperformance against each corporate objective in order to receive a payout of 100% of the bonus for that objective.  For 2008, therefore, the Compensation Committee approved targets of 75% bonuses for Named Executive Officers upon the achievement of $80.0 million in revenue, $5.9 million in adjusted EBITDA, a maintenance and support retention rate of 72.5%, a customer satisfaction score of 2, and a product development score of 2.  The score for customer satisfaction was determined by the Company’s ranking in an industry survey by an organization called KLAS, which is an independent monitor of vendors of healthcare information technology and medical equipment products and professional services.  The score for product development was determined by a discretionary assessment by the Compensation Committee.  Overachievement against the revenue, adjusted EBITDA and maintenance and services retention targets could have earned up to 250% bonuses, and overachievement against the customer satisfaction and product development target could have earned up to 150% bonuses.  Our Named Executive Officers could have achieved greater bonuses for overachievement against the revenue, adjusted EBITDA and maintenance and services retention objectives than for the other objectives because we felt these objectives would more directly reflect the financial performance of the Company in 2008.

Our targets for revenue and adjusted EBITDA were chosen to represent growth over our results in 2007, and thus were considered to be difficult to achieve.  For example, no bonus was to be earned for the revenue objective if revenue in 2008 equaled revenue in 2007, nor would a bonus be earned for the adjusted EBITDA objective if adjusted EBITDA in 2008 equaled adjusted EBITDA in 2007.  The Compensation Committee also felt achievement of these objectives would drive significant value for our shareholders.

The bonus paid to each Named Executive Officer for performance in 2008 and the components of that payment was the following:

Executive*	Michael H. Carrel	Peter J. Goepfrich	Steven P. Canakes	Vikram Simha	Reza Ghanbari, Ph.D.
Title	President and Chief Executive Officer	Chief Financial Officer	Executive Vice President – Sales and International Operations	Chief Technology Officer and Executive Vice President – Engineering	Executive Vice President – Strategy and Products
Revenue Objective	$0	$0	$0	$0	$0
Adjusted EBIT Objective	$0	$0	$0	$0	$0
Maintenance Objective	$0	$0	$0	$0	$0
Customer Satisfaction Objective	$0	$0	$0	$0	$0
Product Development Objective	$5,018	$2,614	$3,972	$849	$550
Personal Objective	$20,072	$7,842	$5,958	$2,548	$1,650
Total Bonus	$25,090	$10,456	$9,931	$3,397	$2,199

*Mr. Miller, Dr. Wood and Mr. Smith separated from employment on January 9, 2008, December 4, 2008 and July 31, 2008, respectively, and did not receive bonuses for performance in 2008.

In 2008, the Company did not achieve any of its corporate performance objectives, with the exception of a score of 3 for the product development objective.  Therefore, 25% of the bonus for the product development objective was paid to the Named Executive Officers who were employees of the Company as of December 31, 2008, but no other bonus amounts were paid to any of the Named Executive Officers for 2008, except the personal performance component.

The personal performance portion of the management incentive plan is based on specific objectives set annually for each individual.  Individual performance objectives are determined by the executive officer to whom the potential bonus recipient reports or, in the case of the President and Chief Executive Officer, by the Compensation Committee.  Because the personal objectives are based upon achieving identified tasks, an executive officer cannot receive more than 100% of the possible bonus for any overachievement of these objectives.  The personal objectives for each Named Executive Officer are related to achievements within their specific functions, including restructuring the parts of the organization reporting to each executive, implementing systems and processes to improve the Company’s business processes, generating international growth, controlling costs, and executing the stock repurchase program.  They also have more personal qualitative objectives, such as self-development and executive team development, to improve their skills and performance as officers of the Company.  The Compensation Committee approves the personal objectives of the President and Chief Executive Officer and determines his performance against his personal objectives.  The President and Chief Executive Officer approves the personal objectives of the other Named Executive Officers and measures their performance.  Most of the personal objectives are considered to be difficult to achieve, but attainable. Achievement of the goals was measured both quantitatively and qualitatively by the Compensation Committee and the President and Chief Executive Officer.  In 2008, Mr. Carrel received 100% of his personal bonus, for achievement against his personal goals regarding the Company’s organization structure, product strategy, business strategy, and stock repurchase program.  All other executives received 75% of their respective personal bonuses.  All bonuses paid to Mr. Simha and Dr. Ghanbari were prorated as the start date of Mr. Simha’s employment of August 6, 2008 and the start date of Dr. Ghanbari’s consulting on October 1, 2008.

The management incentive plan is administered by the Board of Directors and Compensation Committee, which have the right, at any time and at their discretion, to amend the plan, increase or decrease individual payout amounts, whether earned or unearned, or terminate the plan, in whole or in part.  The Company follows applicable laws and regulations regarding recovery of any bonus or other incentive-based or equity-based compensation, or profits realized from the sale of securities, resulting from misconduct.  The Compensation Committee also retains discretion to award special bonuses for outstanding achievement.  However, no discretionary bonuses were awarded for 2008 performance. Total cash bonus amounts, if any, paid to the Named Executive Officers for 2008 performance are listed in the Summary Compensation Table included elsewhere in this proxy statement.

Equity-Based Compensation Program

Our shareholder-approved equity compensation plan permits a variety of equity awards. Grants of stock options and restricted stock awards are the primary vehicles for offering long-term incentives to executive officers and key employees.  The objectives of our equity-based compensation program are to advance the longer-term interests of the Company, complement incentives tied to annual performance, and align the interests of executives more closely with those of our shareholders.  We believe that long-term incentives provided by stock options and restricted stock awards are especially significant in motivating our executives and retaining their services.  The number of stock options and restricted stock awards granted is based on the executive’s position and performance in that position.  During 2008, as in prior years, we granted stock options and awarded restricted stock to executives and other senior officers in March 2008 as part of our Company-wide annual grant. We will continue to evaluate what types of equity award vehicles achieve the best balance between continuing our successful practice of providing equity-based compensation and creating and maintaining long-term shareholder value.

The Compensation Committee has prescribed standardized target option grants for the Company’s executives as a percentage of shares outstanding.  Within the prescribed target, the Compensation Committee considers recommendations made by the President and Chief Executive Officer with regard to grants of options and restricted stock awards to executive officers.  The Compensation Committee reviews these recommendations and approves grants of options and restricted stock awards based on, among other factors, historical grants, the value of past grants and the Company’s performance.  In granting stock options and restricted stock awards, the Compensation Committee considers trends in equity-based compensation and whether they are consistent with our compensation philosophy.  They also consider our “overhang” percentage; that is, the number of our shares that are subject to outstanding options and other awards, such as restricted stock, as a percentage of the number of our shares outstanding.

Grants of stock options and awards of restricted stock to executive officers and other key employees are considered at a series of meetings of the Compensation Committee that are held in the first quarter of each year.  Grants to newly-hired employees are effective on the employee’s first day of employment, and grants to employees who are promoted during the fiscal year are effective on the later of the date of their promotion and the date the Compensation Committee approves the grants.  To facilitate the grant of options and restricted stock awards to existing and newly-hired non-executive employees, the Board of Directors and the Compensation Committee authorized Michael H. Carrel and Peter J. Goepfrich to grant individual stock options and restricted stock awards during 2008 to such employees, subject to the terms of the applicable plan and guidelines approved by the Compensation Committee and the Board.  The exercise price of all stock options granted is equal to the closing price of our common stock as reported on The NASDAQ Global Select Market on the date of grant.

All grants of stock options and awards of restricted stock to Named Executive Officers during 2008 contained vesting provisions.  Options granted during 2008 were to vest as to 28% of the amount granted on the first anniversary of the grant date, with an additional 2% of the grant amount to vest each month thereafter until the entire option vests on the fourth anniversary of the date of its grant.  However, in order to vest, the holder of the option must be an employee of the Company on the scheduled vesting dates.  With the exception of awards of restricted stock granted to Mr. Simha and Dr. Ghanbari in connection with their hiring, no restricted stock was awarded during 2008.  Awards of restricted stock granted during 2008 were to vest as to 25% of the amount granted on each anniversary of the grant date while the Named Executive Officer is an employee of the Company, until the entire award vests in full on the fourth anniversary of the date of its grant.

Stock Ownership and Retention Guidelines.  In May 2006, the Board of Directors approved stock ownership guidelines that apply to all Directors and executive officers.  The guidelines are overseen by our Governance and Nominating Committee.  Under these guidelines, ownership targets for executive officers are a multiple of base salary (not including bonuses, such as performance or signing bonuses), varying by management level, and the ownership target for members of the Board is based on the value of our common stock, as follows:

Board members	$100,000
Chief Executive Officer	2.0 times base salary
Chief Operating Officer	1.5 times base salary
Other executive officers	1.0 times base salary

The guidelines provided that ownership was to be measured as of December 31, 2008 for those who were executive officers on that date, with reference to the executive officer’s base salary for the year then ended and using the fair market value of our common stock as of December 31, 2008.  To the extent that a Board member or executive officer did not already satisfy the applicable ownership and valuation requirements, he or she is expected to meet the target over the later of four years from December 31, 2008 or five years from the date such person became a Board member or executive officer.  Ownership for new executive officers and Board members is measured on the last trading date of the year before they became an executive officer or Board member, if such service began in the first half of the year, or the last trading date of the year in which they became an executive officer or Board member, if such service began in the last of the year, with reference to the executive officers’ annualized base salaries.  Shares that count include all shares directly or beneficially owned by the executive officer or Board member, except for shares subject to options and unvested restricted stock awards.  As of December 31, 2008, all the Directors and Named Executive Officers either met the guidelines or were making satisfactory progress toward meeting them, in the opinion of the Governance and Nominating Committee.

If a Director or executive officer desires to sell any shares of our stock, we recommend that person adopt a 10b5-1 plan, which provides a safe harbor from liability under the anti-fraud provisions of the Exchange Act for sales complying with such a written plan that includes either the number of shares to be sold and the prices at which they will be sold or a formula under which the number of shares and sales prices are determined.  We also encourage all Directors and Named Executive Officers who exercise options to retain and hold at least 10% of the shares obtained upon their exercise.  Under our policy prohibiting insider trading, which applies to all Directors and employees, the 10b5-1 plans must be reviewed and approved by the chair of the Compensation Committee and outside securities counsel before they can be adopted.

Role of Executive Officers in Compensation Decisions

As part of the Compensation Committee’s meetings to determine executive compensation, our President and Chief Executive Officer presents his recommendations regarding changes in his compensation and the compensation for our other executive officers.  The Compensation Committee discusses these recommendations and accepts or adjusts them, in whole or in part.  The President and Chief Executive Officer is not present during the Compensation Committee’s final discussions or determination of his compensation, but he participates in some of the discussions regarding other executive officers’ compensation.  The Chief Financial Officer also may be present for discussions regarding compensation for the vice presidents.  The other executive officers are not present during the Compensation Committee’s discussions of their compensation.  The chair of the Compensation Committee presents the Compensation Committee’s findings regarding compensation for executive officers to the Board of Directors at one or more meetings typically held before mid-March of each year to obtain the Board’s input.  The inputs from the President and Chief Executive Officer are considered by the Compensation Committee when it determines executive compensation for that year, including executive salaries, the management incentive plan, and stock options and restricted stock awards.

Benefits

Our executive officers are eligible for all benefits generally available to our full-time permanent employees.  We do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.  Any benefits that are provided only to executive officers are usually directly related to unique features of that executive’s position, such as being an expatriate, or when the executive officer undertakes actions at our request, such as relocating.  The benefits we provided in 2008 to executive officers are described in the Summary Compensation Table included elsewhere in this proxy statement.

All employees, including the executive officers, are entitled to participate in the Vital Images, Inc. Salary Savings Plan qualified under Section 401(k) of the Internal Revenue Code of 1986, or 401(k) plan.  The 401(k) plan has been consistently highlighted as a positive element of compensation in our employee satisfaction survey results for the past four years.  Each employee that is at least 21 years of age may, commencing on the first day of the quarter after which the employee has attained three months of service, elect to contribute to the 401(k) plan through payroll deductions of up to 100% of his or her salary, subject to certain limitations.  At the discretion of the Board of Directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts.  The Company paid $412,000 in matching contributions in 2008, $410,000 in 2007 and $214,000 in 2006.  Matching contributions to the 401(k) plan on behalf of the Named Executive Officers are described in the Summary Compensation Table.

During 2006 and 2007, we paid relocation costs and expenses for Susan A. Wood, Ph.D., whom we hired as Executive Vice President – Marketing and Clinical Development in September 2005, when she and her family lived in San Francisco, California. These costs and expenses are described in the Summary Compensation Table.

Executive Compensation

The following table sets forth information about compensation awarded, earned by or paid to the Company’s Named Executive Officers for the years ended December 31, 2008, 2007 and 2006 (as applicable), which Named Executive Officers consist of all individuals serving during 2008 as the Company’s chief executive officer and chief financial officer, the Company’s three most highly compensated executive officers other than persons who served as chief executive officer and chief financial officer, who were serving as executive officers as of December 31, 2008, plus two additional individuals who served as executive officers during 2008 and would have been disclosed but for the fact that they were not serving as executive officers at the end of the last completed fiscal year:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Stock Awards($) (1)		Option Awards($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation		Total($)

Jay D. Miller	2008	$—	$—		$—		$—	$3,740	(6)	$3,740
President and Chief Executive Officer (4)	2007	$340,833	$27,123		$581,855	(5)	$—	$586,754	(7)	$1,536,665
	2006	$306,667	$31,939		$256,227		$208,262	$3,848	(8)	$806,943

Michael H. Carrel	2008	$309,290	$124,291		$751,376		$25,090	$7,599	(9)	$1,217,646
President and Chief Executive Officer (4)	2007	$252,500	$124,275		$499,633		$—	$4,257	(8)	$880,665
	2006	$236,667	$124,275		$441,982		$137,666	$2,876	(8)	$943,466

Peter J. Goepfrich	2008	$209,518	$6,330		$277,531		$10,456	$4,255	(9)	$508,090
Chief Financial Officer(10)	2007	$—	$—		$—		$—	$—		$—
	2006	$—	$—		$—		$—	$—		$—

Steven P. Canakes	2008	$212,193	$36,460		$125,714		$9,931	$10,680	(9)	$394,978
Executive Vice President – Global Sales	2007	$202,500	$36,414		$116,797		$18,991	$8,603	(9)	$383,305
	2006	$187,500	$35,422		$101,199		$102,156	$2,540	(8)	$428,817

Vikram Simha	2008	$97,505	$21,661		$93,931		$3,397	$35,173	(11)	$251,667
Chief Technology Officer and Executive Vice President –	2007	$—	$—		$—		$—	$—		$—
	2006	$—	$—		$—		$—	$—		$—
Engineering

Reza Ghanbari	2008	$14,263	$5,780		$10,643		$2,199	$179,283	(12)	$212,168
Executive Vice President – Strategy and Planning	2007	$—	$—		$—		$—	$—		$—
	2006	$—	$—		$—		$—	$—		$—

Philip I. Smith	2008	$119,584	$(19,918	)(13)	$101,304		$—	$195,399	(14)	$396,369
Executive Vice President – Corporate Development	2007	$203,333	$72,003		$287,924		$19,067	$5,539	(8)	$587,866
	2006	$193,333	$72,060		$330,820		$114,486	$2,250	(8)	$712,949

Susan A. Wood, Ph.D.	2008	$205,545	$55,578		$246,356		$—	$190,413	(15)	$697,892
Executive Vice President – Product Marketing and Development	2007	$203,333	$73,587		$311,612		$19,067	$41,323	(16)	$648,922
	2006	$194,167	$73,650		$363,673		$117,878	$2,738	(17)	$752,106

(1)   Consists of restricted stock awards granted under the Vital Images, Inc. 1997 Stock Option and Incentive Plan and 2006 Long-Term Incentive Plan.  The stock awards for 2007 vest upon achievement of certain Company performance metrics for each of the three years ending December 31, 2009, with one-third eligible for vesting upon each of the Company’s Form 10-K filing dates for the years ending December 31, 2007, 2008 and 2009 if the performance metrics are met for that year; provided that, if the performance metrics not be met for a given year, the unvested portion will carry forward to the next year and may vest if that year’s metric is met.  Any amounts of the 2007 stock awards that are not vested as of the Company’s Form 10-K filing date for the year ended December 31, 2009 will be forfeited. The holders of the stock awards have the right to receive any dividends declared on the Company’s common stock but not the right to vote the shares of restricted stock.  The value of the stock awards is the amount of the awards that the Company recognizes for financial reporting purposes under SFAS No. 123(R).  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical accounting policies and estimates – Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2008 for discussion of the assumptions used in calculating the expense under SFAS No. 123(R).  This portion of our Annual Report on Form 10-K is included in our 2008 Annual Report to Shareholders.  The stock awards for 2006 vest as to 25% of the number of shares subject to the awards on each of the first, second, third and fourth anniversary dates of the date of grant of the award so long as the recipient of the award is then an employee of the Company.

(2)   Consists of stock options granted under the Vital Images, Inc. 1997 Stock Option and Incentive Plan and 2006 Long-Term Incentive Plan.  The options vest and become exercisable as to 28% of the shares one year after the date of grant and as to an additional 2% in each succeeding month, but only if the Named Executive Officer is then an employee of the Company.  The value of the option awards is the amount of the awards that the Company recognizes for financial reporting purposes under SFAS No. 123(R).  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical accounting policies and estimates – Equity-based compensation” in our Annual Report on Form 10-K for the year ended December 31, 2008 for discussion of the assumptions used in calculating the expense under SFAS No. 123(R).  This portion of our Annual Report on Form 10-K is included in our 2008 Annual Report to Shareholders.

(3)   Consists of cash bonuses earned for 2008 and paid in 2009 under the Company’s management incentive plan for 2008, cash bonuses earned for 2007 and paid in 2008 under the Company’s management incentive plan for 2007, and cash bonuses earned for 2006 and paid in 2007 under the Company’s management incentive plan for 2006.  The management incentive plans provide that the executive officers of the Company are eligible to earn annual cash bonuses tied to the level of achievement of annual performance targets.  See “Information Concerning Directors, Nominees and Executive Officers – Compensation Discussion and Analysis – Setting Executive Compensation – Bonus.”

(4)   Mr. Miller’s employment as President and Chief Executive Officer terminated on January 9, 2008.  Mr. Carrel was then appointed as President and Chief Executive Officer.

(5)   Includes the amount recognized by the Company for financial reporting purposes under SFAS No. 123(R) in connection with the extension of the exercise period for the stock options held by Mr. Miller under a separation and non-compete agreement between the Company and Mr. Miller dated January 16, 2008.  Refer to the section of this Proxy Statement entitled “Information Concerning Directors, Nominees and Executive Officers – Post-Employment Compensation – Potential Payments upon Termination of Employment or Change in Control” for a discussion of the terms of this agreement.

(6)   Includes matching contributions made by the Company under the 401(k) plan and a laptop computer received upon termination.

(7)   Includes matching contributions made by the Company under the 401(k) plan and group term life premiums. Also includes the following amounts accrued by the Company under the separation and non-compete agreement dated January 16, 2008 between Mr. Miller and the Company:  $500,000 severance payment, $53,520 in payment of transition services provided by Mr. Miller, $14,346 in taxes on the severance and transition services payment and $12,501 in medical and dental insurance premiums.  Refer to the section of this Proxy Statement entitled “Information Concerning Directors, Nominees and Executive Officers – Post-Employment Compensation – Potential Payments upon Termination of Employment or Change in Control” for a discussion of the terms of this agreement.

(8)   Consists of matching contributions made by the Company under the 401(k) plan and group term life premiums.

(9)   Consists of amounts paid for attendance by spouse at a sales award trip, matching contributions made by the Company under the 401(k) plan, and group term life premiums.

(10) Mr. Goepfrich was promoted to Chief Financial Officer on January 9, 2008. He was previously Vice President – Finance, in which position he was not a Named Executive Officer. Therefore, his compensation for years before 2008 is not presented in this table.

(11) Consists of a $35,000 sign-on bonus upon commencement of employment and group term life premiums.

(12) Consists of fees totaling $154,250 earned as an independent consultant prior to employment, a $25,000 sign-on bonus upon commencement of employment, and group term life premiums.

(13) Consists of a net benefit due to forfeitures of restricted stock awards exceeding the expense incurred during 2008.

(14) Includes matching contributions made by the Company under the 401(k) plan, a laptop computer received upon termination, and group term life premiums. Also includes a $190,000 severance payment under the separation and non-compete agreement dated June 30, 2008 between Mr. Smith and the Company.

(15) Includes matching contributions made by the Company under the 401(k) plan, a laptop computer received upon termination, and group term life premiums. Also includes a $185,050 severance payment under the separation and non-compete agreement dated September 11, 2008 between Dr. Wood and the Company.

(16) Consists of a special bonus of $22,500 for work related to the Company’s agreement with its reseller, Toshiba Medical Systems, under which Toshiba agreed to resell the Company’s products in Japan; relocation expenses; amounts paid for attendance by spouse at 2007 sales award trip; matching contributions made by the Company under the 401(k) plan; and group term life premiums.

(17) Consists of relocation expenses, matching contributions made by the Company under the 401(k) plan, and group term life premiums.

The following table sets forth information regarding the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers during 2008:

GRANTS OF PLAN-BASED AWARDS – 2008

					Equity Incentive Plan Awards (2)
	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Stock Awards: Number of Shares of		Option Awards: Number of Securities Underlying		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Threshold($)	Target($)	Maximum($)	Stock		Options (#)		($/Share) (3)	Awards (4)
Jay D. Miller	None	$—	$—	$—	—		—		$—	$—

Michael H. Carrel	3/11/08	$—	$156,000	$432,000	—		15,000	(5)	$15.11	$83,996
	1/11/08						150,000	(5)	15.25	869,190

Peter J. Goepfrich	3/11/08	$—	$81,000	$225,000	—		10,000	(5)	$15.11	$55,997
	1/11/08						75,000	(5)	15.25	434,595

Steven P. Canakes	3/11/08	$—	$121,000	$354,000	—		30,000	(5)	$15.11	$167,991

Vikram Simha	8/6/08	$—	$26,000	$73,000	15,000	(6)	150,000	(5)	$15.24	$1,078,560

Reza Ghanbari, Ph.D.	12/10/08	$—	$17,000	$47,000	15,000	(6)	150,000	(5)	$12.23	$857,610

Philip I. Smith	3/11/08	$—	$79,000	$220,000	—		—		$—	$—

Susan A. Wood, Ph.D.	3/11/08	$—	$86,000	$238,000	—		50,000	(5)	$15.11	$279,985

(1)   Consists of cash bonuses under the Company’s 2008 management incentive plan.  The amounts in these columns reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under our 2008 management incentive plan. For additional information concerning our annual incentive award program, see the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis.”

(2)   Consists of stock options and restricted stock awards granted to the Named Executive Officers in 2008 under the Vital Images, Inc. 2006 Long-Term Incentive Plan.

(3)   The exercise price of all options was equal to the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant.

(4)   Represents the full grant date fair value determined pursuant to SFAS No. 123(R) as reflected in the Company’s financial statements, based on the numbers of shares subject to options and restricted stock awards granted and the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant.

(5)   Consists of stock options, which vest and become exercisable as to 28% of the shares one year after the date of grant and as to an additional 2% in each succeeding month, but only if the Named Executive Officer is then an employee of the Company.

(6)   Consists of restricted stock awards, which vest as to 25% of the shares one year from the date of the grant and as to 25% annually thereafter, but only if the Named Executive Officer is then an employee of the Company.

The following table sets for the information about unexercised options and awards of restricted stock that had not vested and that were held at December 31, 2008 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2008

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($) (1)
Jay D. Miller (2)	109,500	—		7.2500	3/12/2010
	30,000	—		9.6000	2/06/2011
	30,000	—		12.5990	5/15/2011
	8,200	—		15.4000	5/15/2011
	14,000	—		32.1400	3/09/2011
	8,840	—		32.6400	5/15/2011

Michael H. Carrel	144,000	3,500	(3)	$16.5700	5/13/2013
	7,000	3,000	(4)	32.1400	3/09/2011
	7,680	8,320	(5)	32.6400	2/02/2012
	—	150,000	(6)	15.2500	1/11/2013
	—	15,000	(7)	15.1100	3/11/2013
						7,500	$104,325
						1,600	22,256

Peter J. Goepfrich	3,840	—		$10.3400	8/31/2012
	570	60	(8)	15.4000	2/15/2013
	17,500	7,500	(9)	32.1400	3/9/2011
	3,840	4,160	(10)	32.6400	2/02/2012
	2,760	3,240	(11)	31.3800	3/2/2012
	—	75,000	(12)	15.2500	1/11/2013
	—	10,000	(13)	15.1100	3/11/2013
						150	$2,087
						250	3,478
						800	11,128

Steven P. Canakes	17,500	—		$5.1880	2/8/2009
	25,000	—		7.2500	3/12/2010
	20,000	—		9.6000	2/06/2011
	12,500	—		12.5990	2/05/2012
	2,880	120	(14)	15.4000	2/15/2013
	7,000	3,000	(15)	32.1400	3/09/2011
	6,240	6,760	(16)	32.6400	2/02/2012
	—	30,000	(17)	15.1100	3/11/2013
						250	$3,478
						1,250	17,388
						500	6,955
						1,300	18,083

Vikram Simha	—	150,000	(18)	$15.2400	8/06/2013
						15,000	$208,650

Reza Ghanbari, Ph.D.	—	150,000	(19)	$12.2300	12/10/2013
						15,000	$208,650

Philip I. Smith	None	—		$—	—

Susan A. Wood, Ph.D. (20)	92,000	—		$19.6400	3/04/2009
	3,400	—		32.1400	3/04/2009
	6,240	—		32.6400	3/04/2009

(1)   The market value is computed by multiplying the closing market price of the stock at December 31, 2008 by the number of shares.

(2)   Mr. Miller’s employment as President and Chief Executive Officer terminated on January 9, 2008.  Under an agreement dated January 16, 2008, the Company agreed to extend the time period during which Mr. Miller may exercise his options that are vested as of May 15, 2008 until the earlier of May 15, 2011 or the expiration of the term of the respective option.

(3)   Vests as to 3,500 shares on January 17, 2009.

(4)   Vests as to 200 shares on January 9, 2009 and on the ninth day of each calendar month thereafter until fully vested.

(5)   Vests as to 320 shares on January 2, 2009 and on the second day of each calendar month thereafter until fully vested.

(6)   Vests as to 42,000 shares on January 11, 2009 and an additional 2% of such shares on the eleventh day of each calendar month thereafter until fully vested.

(7)   Vests as to 4,200 shares on March 11, 2009 and an additional 2% of such shares on the eleventh day of each calendar month thereafter until fully vested.

(8)   Vests as to 30 shares on January 15, 2009 and on the fifteenth day of each calendar month thereafter until fully vested.

(9)   Vests as to 500 shares on January 9, 2009 and on the ninth day of each calendar month thereafter until fully vested.

(10) Vests as to 160 shares on January 2, 2009 and on the second day of each calendar month thereafter until fully vested.

(11) Vests as to 120 shares on January 2, 2009 and on the second day of each calendar month thereafter until fully vested.

(12) Vests as to 21,000 shares on January 11, 2009 and an additional 2% of such shares on the eleventh day of each calendar month thereafter until fully vested.

(13) Vests as to 2,800 shares on March 11, 2009 and an additional 2% of such shares on the eleventh day of each calendar month thereafter until fully vested.

(14) Vests as to 60 shares on January 15, 2009 and on the fifteenth day of each calendar month thereafter until fully vested.

(15) Vests as to 200 shares on January 9, 2009 and on the ninth day of each calendar month thereafter until fully vested.

(16) Vests as to 260 shares on January 2, 2009 and on the second day of each calendar month thereafter until fully vested.

(17) Vests as to 8,400 shares on March 11, 2009 and an additional 2% of such shares on the eleventh day of each calendar month thereafter until fully vested.

(18) Vests as to 42,000 shares on August 6, 2009 and an additional 2% of such shares on the sixth day of each calendar month thereafter until fully vested.

(19) Vests as to 42,000 shares on December 10, 2009 and an additional 2% of such shares on the tenth day of each calendar month thereafter until fully vested.

(20) Dr. Wood’s employment as Executive Vice President– Marketing and Technology terminated on December 4, 2008.  All of her options that were outstanding as of year-end terminated on March 4, 2009, ninety days after her separation, in accordance with the agreements between Dr. Wood and the Company regarding such options.

The following table sets forth information regarding the exercise of stock options and the vesting of awards of restricted stock during 2008 held by the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED — 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($) (1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($) (2)
Jay D. Miller	121,500	$679,543	1,250	$21,838
Michael H. Carrel	—	$—	7,500	$113,400
Peter J. Goepfrich	—	$—	275	$4,804
Steven P. Canakes	—	$—	1,750	$28,723
Vikram Simha	—	$—	—	$—
Reza Ghanbari, Ph.D.	—	$—	—	$—
Philip I. Smith	—	$—	375	$6,552
Susan A. Wood, Ph.D.	—	$—	3,750	$59,963

(1)

Consists of the difference between the closing price of the Company’s common stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)	Consists of the closing price of the Company’s common stock on the vesting date multiplied by the number of shares acquired upon vesting.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2008 with respect to Company’s equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
• 2006 Long-Term Incentive Plan	1,034,792	$15.40	1,435,208
• 1997 Stock Option and Incentive Plan (1)	1,103,567	$21.88	—
• 1997 Director Stock Option Plan (1)	198,000	$20.15	—
• 1997 Employee Stock Purchase Plan (2)	Not applicable	Not applicable	132,955
Equity compensation plans not approved by security holders
• Non-Plan options (3)	116,500	$7.36	Not applicable
Total	2,452,859	$18.32	1,568,163

(1)	The 1997 Stock Option and Incentive Plan and the 1997 Director Stock Option Plan automatically terminated on March 19, 2007.

(2)	Under the 1997 Employee Stock Purchase Plan, shares are acquired at the time of investment by the participating employees at the applicable discount price.

(3)	Consists of options granted to certain officers of the Company and third-party consultants.

Compensation Committee Interlocks and Insider Participation

James B. Hickey, Jr., Gregory J. Peet, Douglas M. Pihl, Michael W. Vannier, M.D. and Sven A. Wehrwein, each of whom is a non-employee Director of the Company, served as members of the Company’s Compensation Committee during 2008.  Messrs. Hickey and Peet served on the Committee during all of 2008.  Dr. Vannier and Mr. Wehrwein served on the Committee through August 31, 2008; and Mr. Pihl served on the Committee since September 1, 2008. See “Compensation Committee Report.”  Each of Messrs. Miller and Carrel, the only executive officers of the Company who served on the Board of Directors in 2008, abstained from voting on matters affecting his respective compensation.

Employment and Other Agreements

The Company has entered into employment agreements with each of its Named Executive Officers, which include confidentiality and non-competition provisions and provide for payment of severance compensation if the Company terminates any of these executive officers’ employment without cause, or if the executive officer resigns for good reason.  Severance is equal to 12 months of base salary for Mr. Carrel, nine months of base salary for each of Mr. Simha and Dr. Ghanbari, and six months of base salary for each of Mr. Goepfrich and Mr. Canakes.  For Mr. Carrel, the Company will also continue to pay the same portion of his employee welfare benefits as the Company was paying before his termination for a period of 12 months after his termination.  For each of Mr. Simha and Dr. Ghanbari, the Company will also continue to pay the same portion of his employee welfare benefits as the Company was paying before his termination for a period of nine months after his termination.  For Mr. Goepfrich, the Company will also continue to pay the same portion of his employee welfare benefits as the Company was paying before his termination for a period of six months after his termination.

Mr. Miller’s employment as President and Chief Executive Officer terminated on January 9, 2008.  By an agreement between the Company and Mr. Miller dated January 16, 2008, the parties agreed for Mr. Miller to remain on the Company’s payroll through May 15, 2008, at full salary through January 31, 2008 and at a reduced rate thereafter.  On November 15, 2008, Mr. Miller received a severance payment in the amount of $500,000, less applicable taxes and withholdings.  The Company also agreed to pay that portion of the premium for group medical and dental insurance that it paid during Mr. Miller’s employment for the 18-month COBRA period after May 15, 2008.  In addition, the Company agreed to pay Mr. Miller an additional severance payment, less applicable taxes and withholdings, in an amount equal to the aggregate of six months of the Company’s portion of the monthly premium for group medical and dental insurance for Mr. Miller as of the expiration of the 18-month COBRA period.  The Company also agreed to extend the time period in which Mr. Miller may exercise his options that are vested as of May 15, 2008 until the earlier of May 15, 2011 or the expiration of the term of the respective option.  All payments and expenses related to Mr. Miller’s termination agreement were incurred in the Company’s financial results for the quarter ended December 31, 2007.  In connection with the agreement, Mr. Miller agreed to remain on the Board of Directors through May 15, 2008, to work with the Company’s Chief Executive Officer, and not to compete with the Company nor solicit customers or employees of the Company for 18 months after May 15, 2008.

Mr. Smith’s employment as Executive Vice President — Corporate Development and Strategic Planning terminated on July 31, 2008.  By an agreement between the Company and Mr. Smith dated June 30, 2008, the parties agreed for Mr. Smith to remain on the Company’s payroll through July 31, 2008, at full salary.  On August 15, 2008, Mr. Smith received a severance payment in the amount of $190,000, less applicable taxes and withholdings.  In connection with the agreement, Mr. Smith agreed not to compete with the Company nor solicit customers or employees of the Company for 18 months after July 31, 2008.

Dr. Wood’s employment as Executive Vice President — Marketing and Technology terminated on December 4, 2008.  By an agreement between the Company and Dr. Wood dated September 11, 2008, the parties agreed for Dr. Wood to remain on the Company’s payroll through December 4, 2008.  On December 31, 2008, Dr. Wood received a severance payment in the amount of $185,050, less applicable taxes and withholdings.  In connection with the agreement, Dr. Wood agreed not to compete with the Company for six months after December 4, 2008, nor solicit customers or employees of the Company for 18 months after December 4, 2008.

Change in Control Agreements

The Company has entered into change in control agreements with each of its Named Executive Officers and certain other officers that provide for lump sum cash payments equal to his or her annual base salary — twice in the case of Mr. Carrel — in effect on the date of a “change in control” of the Company, as defined in such agreements, as well as continued payment of the employee welfare benefits then in effect for each Named Executive Officer for a period of 24 months upon a change in control of the Company.  Payments under the agreements are to be made if the officer’s employment with the Company is terminated for any reason other than death, cause, disability or retirement, or if he or she terminates his or her employment with the Company for good reason, or, in the case of Mr. Carrel, for any reason, and the termination occurs within 12 months following a change in control, or before a change in control if his or her termination was a condition of the change in control.

The Company entered into similar change in control agreements with Jay D. Miller, the Company’s former President and Chief Executive Officer, Dr. Susan A. Wood, the Company’s former Executive Vice President — Marketing and Technology, and Philips I Smith, the Company’s former Executive Vice President — Corporate

Development and Strategic Planning, but those agreements were terminated upon the separation of each executive’s employment with the Company.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control

The tables below reflect the amount of compensation to each of the Named Executive Officers of the Company who were employees as of December 31, 2008 in the event of termination of such executive’s employment. The amounts of compensation payable to each such Named Executive Officer upon retirement, termination without cause or resignation for good reason, termination for cause or resignation without good reason, voluntary or involuntary termination following a change in control, and death are shown below. The amounts shown assume that such termination was effective as of December 31, 2008, include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can be determined only at the time of such executive’s separation from the Company.  In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Both of our equity award plans that cover our employees, consisting of the 1997 Stock Option and Incentive Plan and the 2006 Long-Term Incentive Plan, provide that the restrictions on all shares of restricted stock shall lapse immediately, and all outstanding options will become exercisable immediately, if any of the following events occur: (i) the sale, lease, exchange or other transfer of substantially all of the assets of the Company; (ii) the liquidation or dissolution of the Company; (iii) certain mergers or consolidations of the Company which result in a reduction in the voting power of the current shareholders of the Company; (iv) any person becomes the beneficial owner of more than 20% of the Company’s common stock without the advance approval of the incumbent Directors or more than 50% of the voting power of the Company’s outstanding stock without regard to consent by the incumbent Directors; (v) the incumbent Directors cease for any reason to constitute at least a majority of the Board; or (vi) any other change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or Section 15(d) of the Exchange Act.

	Cash Severance Payment	Continuation of Medical and Welfare Benefits (1)	Acceleration of Equity Awards (2)	Accrued Vacation Pay	Total
Michael H. Carrel
Retirement	$—	$—	$126,581	$47,690	$174,271
Termination without Cause or Resignation for Good Reason	310,000	15,613	—	47,690	373,303
Termination for Cause or Resignation without Good Reason	—	—	—	47,690	47,690
Voluntary or Involuntary Termination following Change in Control	620,000	31,226	126,581	47,690	825,497
Death	500,000	—	126,581	47,690	674,271

	Cash Severance Payment	Continuation of Medical and Welfare Benefits (1)	Acceleration of Equity Awards (2)	Accrued Vacation Pay	Total
Peter J. Goepfrich
Retirement	$—	$—	$16,692	$32,306	$48,998
Termination without Cause or Resignation for Good Reason	105,000	7,807	—	32,306	145,113
Termination for Cause or Resignation without Good Reason	—	—	—	32,306	32,306
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	210,000	31,226	16,692	32,306	290,224
Death	445,000	—	16,692	32,306	493,998

Steven P. Canakes
Retirement	$—	$—	$45,903	$32,799	$78,702
Termination without Cause or Resignation for Good Reason	106,600	—	—	32,799	139,399
Termination for Cause or Resignation without Good Reason	—	—	—	32,799	32,799
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	213,200	26,746	45,903	32,799	318,648
Death	456,000	—	$45,903	32,799	534,702

Vikram Simha
Retirement	$—	$—	$—	$1,948	$1,948
Termination without Cause or Resignation for Good Reason	180,000	8,649	—	1,948	190,597
Termination for Cause or Resignation without Good Reason	—	—	—	1,948	1,948
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	240,000	23,063	208,650	1,948	473,661
Death	500,000	—	208,650	1,948	710,598

	Cash Severance Payment	Continuation of Medical and Welfare Benefits (1)	Acceleration of Equity Awards (2)	Accrued Vacation Pay	Total
Reza Ghanbari, Ph.D.
Retirement	$—	$—	$—	$1,163	$1,163
Termination without Cause or Resignation for Good Reason	187,500	10,659	—	1,163	199,322
Termination for Cause or Resignation without Good Reason	—	—	—	1,163	1,163
Termination following Change in Control (other than for Death, Cause, Disability, or Retirement) or with Good Reason	250,000	28,423	460,650	1,163	740,236
Death	500,000	—	460,650	1,163	961,813

(1)   Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of the Named Executive Officer under the Company’s health and welfare benefit plans.

(2)   For option awards, consists of the difference between the market price of our common stock as reported on The NASDAQ Global Select Market as of December 31, 2008, which was $13.91, less the exercise price of the option multiplied by the number of shares subject to the option that will accelerate and vest upon the occurrence of the event.  For restricted stock awards, consists of the closing price of our common stock as reported on The NASDAQ Global Select Market as of December 31, 2008, which was $13.91, multiplied by the number of shares that will accelerate and vest upon the occurrence of the event.

Other Post-Employment Payments

We do not provide pension arrangements or post-retirement health coverage for executive officers or other employees.  We do not provide any nonqualified defined contribution or other deferred compensation plans.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Information Concerning Directors, Nominees and Executive Officers — Compensation Discussion and Analysis” with management.  Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Compensation Committee:

Gregory J. Peet, Chair

James B. Hickey, Jr.

Douglas M. Pihl

RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2009 and recommends that the shareholders vote for ratification of such appointment.

PricewaterhouseCoopers LLP has audited the Company’s financial statements since the year ended December 31, 1997.  A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Audit and Other Professional Fees

The aggregate fees billed for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the Company’s last two fiscal years and fees billed for other services rendered by PricewaterhouseCoopers LLP related to those years are set forth in the following table:

	2008	2007
Audit fees (1)	$527,501	$607,565
Audit-related fees (2)	—	—
Tax fees (3)	71,305	66,800
All other fees (4)	1,500	1,500
Totals	$600,306	$675,865

(1)                                 Audit fees consist of fees related to professional services rendered in connection with the audit of the Company’s annual financial statements, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.  The audit fees consist of the following:

	2008	2007
Annual financial statements, the audit of the Company’s internal control over financial reporting, the reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q	$527,501	$565,530
Regulatory filings and other general consulting matters	—	42,035
Totals	$527,501	$607,565

(2)                                 Audit-related fees are fees for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)                                 Tax fees are fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.  This includes preparation of original and amended tax returns for the Company, any refund claims, payment planning, tax advice related to mergers and acquisitions, and tax work stemming from audit-related items.

(4)                                 All other fees are fees for other permissible work performed by PricewaterhouseCoopers LLP that does not meet the above category descriptions.

As provided in the Audit Committee’s charter, all engagements for any non-audit services by the Company’s independent registered public accounting firm must be approved by the Audit Committee before the commencement of any such services.  The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee considers the provision of services by PricewaterhouseCoopers LLP to the Company, over and above the external audit fees, to be compatible with PricewaterhouseCoopers LLP’s ability to maintain its independence.

Shareholder Approval

The affirmative vote of a majority of the shares of common stock of the Company represented at the Annual Meeting either in person or by proxy, assuming a quorum is present, is required to ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.  If the shareholders do not approve the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009 AS SET FORTH IN PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee of the Board of Directors is comprised entirely of three directors who meet the independence requirements of the Marketplace Rules of The NASDAQ Stock Market and the Securities and Exchange Commission.  The Audit Committee operates under a charter that is available on the Company’s website at http://www.vitalimages.com.  To view the charter, select “Investors,” then “Corporate Governance,” then “Governance Documents” and then “Audit Committee Charter” under “Committee Charters.”

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting.  The Company’s independent auditors are responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with generally accepted accounting principles and auditing the effectiveness of the Company’s internal controls over financial reporting.

In performing its responsibilities, the Audit Committee has reviewed and discussed, with management and the independent accountant, the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  The Audit Committee has also discussed with the independent accountant auditors matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

By the Audit Committee:

Sven A. Wehrwein, Chair

James B. Hickey, Jr.

Richard W. Perkins

AVAILABLE INFORMATION

Shareholders of record on March 16, 2009 will receive a proxy statement and the Company’s Annual Report to Shareholders which contains detailed financial information concerning the Company.  The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed a part hereof.

By Order of the Board of Directors

Michael H. Carrel, President and Chief Executive Officer

April 2, 2009

Exercise Your Right to Vote

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

Meeting Type:	Annual Meeting
For holders as of:	March 16, 2009
Date:	May 14, 2009
Time:	1:00 PM CDT
Location:	Vital Images, Inc.
5850 Opus Parkway, Suite 300
Minnetonka, Minnesota 55343

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Annual Report

2. Notice & Proxy Statement

How to View Online:

Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET: www.proxyvote.com

2) BY TELEPHONE: 1-800-579-1639

3) BY E-MAIL*: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 30, 2009 to facilitate timely delivery.

How To Vote

Please Choose One of The Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting items

The Board of Directors recommends that you vote “For” the following.

1. Election of Directors Nominees

01) James B. Hickey, Jr.

02) Michael H. Carrel

03) Gregory J. Peet

04) Richard W. Perkins

05) Douglas M. Pihl

06) Michael W. Vannier, MD

07) Sven A. Wehrwein

The Board of Directors recommends you vote FOR the following proposal(s).

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

VITAL IMAGES, INC.

5850 OPUS PARKWAY, SUITE 300

MINNETONKA, MN 55343

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by Vital Images, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VITAL IMAGES, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

For Annual Meeting of Shareholders

Thursday, May 14, 2009 - 1:00 p.m. (CDT)

The undersigned, revoking all prior proxies, hereby appoints Michael H. Carrel and Ian L. Nemerov, or either of them, as proxy or proxies, with full power of substitution and revocation, to vote all shares of common stock of VITAL IMAGES, INC. (the “Company”) of record in the name of the undersigned at the close of business on March 16, 2009 at the Annual Meeting of Shareholders to be held at 1:00 p.m. (CDT) on Thursday, May 14, 2009 at Vital Images, Inc., 5850 Opus Parkway, Suite 300, Minnetonka, MN 55343, or any adjournment thereof, upon matters listed on the reverse side.

Continued and to be signed on reverse side

From the Minneapolis/St.Paul International Airport, merge onto MN-5 west toward I-494/Bloomington and continue for 10 miles. Take US-169 north (Exit 10A) and continue for 2.5 miles. Exit at Londonderry Road/Bren Road. Turn left onto Londonderry Road/Bren Road. Continue to follow Bren Road West for 0.3 miles. Turn slight left onto Opus Parkway. Parking is available in the lot on the right side.

Important Notice Regarding the Availability of Proxy Materials: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VITAL IMAGES, INC.

The Board of Directors recommends that you vote “For” the following.

1. Election of Directors	For	Withhold	For All
	All	All	Except

Nominees:	☐	☐	☐

01)        James B. Hickey, Jr.

02)        Michael H. Carrel

03)        Gregory J. Peet

04)        Richard W. Perkins

05)        Douglas M. Pihl

06)        Michael W. Vannier, M.D.

07)        Sven A. Wehrwein

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal(s).

For	Against	Abstain

2.               To ratify the appointment by the Audit Committee of the Company’s Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009

☐	☐	☐

Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHINBOX]	Date	Signature (Joint Owners)	Date